Exhibit 23.1

Consent of independent registered public accounting firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Cubic Corporation 2005 Equity Incentive Plan, the Cubic Corporation Employees’ Profit Sharing Plan and the Cubic Applications, Inc. 401(k) Retirement Plan of our report dated December 14, 2012 (except for the retrospective adoption of amendments to the accounting standard relating to the reporting and display of comprehensive income as described in Note 1, as to which the date is February 25, 2013) included in the Current Report (Form 8-K) filed with the Securities and Exchange Commission on or about March 19, 2013.

We also consent to the incorporation by reference therein of our report dated December 14, 2012 with respect to the effectiveness of internal control over financial reporting of Cubic Corporation, included in the Annual Report (Form 10-K) for the year ended September 30, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
March 18, 2013